UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.___)

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CLOUGH GLOBAL DIVIDEND AND INCOME FUND
(Name of Registrant as Specified In Its Charter)

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Clough Global Dividend and Income Fund (NYSE MKT: GLV)	PRESS RELEASE
Clough Global Equity Fund (NYSE MKT: GLQ)	June 29, 2020
Clough Global Opportunities Fund (NYSE MKT: GLO)
1290 Broadway, Suite 1000
Denver, CO 80203
Contact: Fund Services Group at 877-256-8445

Clough Global Dividend and Income Fund, Clough Global Equity Fund

and Clough Global Opportunities Fund

Announce Change of Location of the Joint Annual Meeting of Shareholders

Denver, Colorado — The Board of Trustees of the Clough Global Dividend and Income Fund, Clough Global Equity Fund and Clough Global Opportunities Fund (each, a “Fund” and together, the “Funds”) have determined it is advisable and in the best interests of the Fund’s shareholders to hold the July 9, 2020 Annual Meeting of Shareholders by telephone conference call without any in-person attendance. The Funds are taking this step because of travel limitations and other concerns relating to the coronavirus outbreak (COVID-19), including the health of shareholders and proxyholders. This press release provides instructions for participating in the meeting.

Registration Instructions for the Telephonic Meeting

As described in the previously distributed proxy materials for the Meeting, any shareholder of record of the Funds as of the close of business on May 11, 2020 is entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof. To participate in the Meeting, you must email shareholdermeetings@computershare.com no later than 5:00 p.m. Eastern Time on July 6, 2020 and provide your full name and address. You will then receive an email from Computershare Fund Services containing the conference call dial-in information and instructions for participating in the Meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Meeting. To register, you must submit proof of your proxy power (legal proxy) reflecting your Fund holdings along with your name and email address to Computershare Fund Services, the Funds’ tabulator. You may forward an email from your intermediary or attach an image of your legal proxy to shareholdermeetings@computershare.com. Requests for registration must be received no later than 5:00 p.m. Eastern Time on July 6, 2020. You will then receive an email from Computershare Fund Services containing the conference call dial-in information and instructions for participating in the Meeting.

Whether or not you plan to participate in the Meeting, the Funds urge shareholders to vote and submit their proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect information provided above and may continue to be used to vote each shareholder’s shares in connection with the Meeting.

The Clough Global Dividend and Income Fund

The Fund is a closed-end fund with an investment objective of providing a high level of total return. The Fund seeks to pursue this objective by applying a fundamental research-driven investment process and will invest in equity and equity-related securities as well as fixed income securities, including both corporate and sovereign debt, in both U.S. and non-U.S. markets. The Fund’s portfolio managers are Chuck Clough and Rob Zdunczyk. As of May 31, 2020, the Fund had approximately $145 million in total assets. More information, including the Fund’s dividend reinvestment plan, can be found at www.cloughglobal.com or call 877-256-8445.

The Clough Global Equity Fund

The Fund is a closed-end fund utilizing Clough Capital’s research-driven, thematic process, with an investment objective of providing a high level of total return. Having a global, flexible mandate, the Fund will invest at least 80% of its net assets, including any borrowings for investment purposes, in equity and equity-related securities in both U.S. and non-U.S. markets, and the remainder in fixed income securities, including corporate and sovereign debt, in both U.S. and non-U.S. markets. The Fund’s portfolio managers are Chuck Clough and Rob Zdunczyk. As of May 31, 2020, the Fund had approximately $270 million in total assets. More information, including the Fund’s dividend reinvestment plan, can be found at www.cloughglobal.com or call 877-256-8445.

The Clough Global Opportunities Fund

The Fund is a closed-end fund with an investment objective of providing a high level of total return. The Fund seeks to achieve this objective by applying a fundamental research-driven investment process and will invest in equity and equity-related securities as well as fixed income securities, including both corporate and sovereign debt. Utilizing Clough Capital’s global research capabilities, the Fund will invest in both U.S. and non-U.S. markets. The Fund’s portfolio managers are Chuck Clough and Rob Zdunczyk. As of May 31, 2020, the Fund had approximately $537 million in total assets. More information, including the Fund’s dividend reinvestment plan, can be found at www.cloughglobal.com or call 877-256-8445.

Clough Capital Partners L.P.

Clough Capital, a Boston-based investment advisory firm which manages approximately $1.7 billion in assets as of May 31, 2020, serves as investment adviser to the Funds.

The Clough Global Dividend and Income Fund, Clough Global Equity Fund and Clough Global Opportunities Fund are closed-end funds and closed-end funds do not continuously issue shares for sale as open-end mutual funds do. Since the initial public offering, the Funds now trade in the secondary market. Investors wishing to buy or sell shares need to place orders through an intermediary or broker. The share price of a closed-end fund is based on the market's value.

ALPS Portfolio Solutions Distributor, Inc., FINRA Member Firm.